Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ZyVersa Therapeutics, Inc. on Form S-1 Amendment 1 (File No. 333-269442) of our report dated April 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Larkspur Health Acquisition Corp. as of December 31, 2021 and for the period from March 17, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 13, 2022 and, accordingly, we have not performed any auditor or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 11, 2023